Exhibit 10.22

DEVELOPMENT AGREEMENT
BETWEEN VANSCO LTD
AND SMARTIRE SYSTEMS, INC

THIS AGREEMENT dated the 12 of September, 2003.

BETWEEN:

SmarTire Systems, Inc. (hereafter "SmarTire"), a Yukon Territory corporation, having its principal office at 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada V6V 2J1, and:

Vansco Electronics Ltd. (hereafter "Vansco"), a Canadian corporation having its principal office at 1305 Clarence Avenue, Winnipeg, Manitoba, R3T 1T4.

WHEREAS:

a) SmarTire is engaged in the design, development, and sale of Products for monitoring tire pressure and temperature, and;

b) Vansco is engaged in the design, development, sale and manufacture of Products and Systems for the bus, truck, agricultural and construction vehicle industries, particularly systems that connect to the CAN bus, and;

c) SmarTire and Vansco wish to enter into a joint development program to integrate Vansco's CAN bus technology with SmarTire Products.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, SmarTire and Vansco agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

Prototype Acceptance	The acknowledgement by both SmarTire and Vansco that prototypes for a Product meet the functional part of the Specifications.
Final Acceptance	The acknowledgement by both SmarTire and Vansco that Product meet the Specifications. This is confirmed by approval of the PPAP documentation, level III. And Product Quality Plan Summary
CAN Bus	The system used in the vehicle industry for multiplexing, transmitting and receiving signals from various sources using a common network and signaling protocol.
Improvements

Means modifications to the SmarTire Product design that results in a derivative SmarTire Product that meets the specific needs of a particular customer, or modifications generally known in the industry known as bug fixes, software updates or upgrades.

Intellectual Property	Means any copyright, industrial designs, patents, patent applications, know-how, data, drawings, or any other confidential or proprietary information owned by or in the possession of either party.
NRE

Means a non-recurring engineering charge or development fee that is required on a one time basis to develop or incorporate such items such as Improvements, test fixtures, or Product testing prior to manufacture and market introduction.

OEM	Means original equipment vehicle manufacturer.
OEM Product	Means the designs for systems, or any derivatives of the Product that incorporate changes to the initial designs to accommodate the specifications or requirements of a particular OEM customer.
Part Number	Means the unique number assigned to a SmarTire Product, or a SmarTire Product that is to be developed.
Patents

Means the Patents and pending patent applications pertaining to the Products and all future Patents including any foreign equivalents, or continuations, and patent applications relating to Improvements.

PPAP	Production Part Approval Process as defined in the QS-9000 PPAP reference manual. Level III is defined in Attachment 7
Products	Means either OEM Products developed under this agreement.
Product Quality Plan Summary	Criteria for both parties to approve the product for launch indicating that it meets all specifications and requirements
Requirements Specifications	Means the descriptions including functional, physical, and environmental that specify the characteristics of a Product.
Statement of Work	Means a detailed list of tasks to be performed for a development project, and designation of the party or person who is responsible for each task, and a schedule.
Supply Agreement	A separate agreement between SmarTire and Vansco that defines the issues relating to the delivery, quality, pricing, warranties etc., for Products developed under this agreement.
Territory(ies)	Means the territories in which SmarTire has obtained homologation approvals and has provided Vansco with the authorization to sell the Products.
TMS	Means tire monitoring systems.

2. ATTACHMENTS

The following attachments form part of this Agreement:

Attachment 1 Products
Attachment 2 Territory
Attachment 3 Statement of Work
Attachment 4 Fee Schedule
Attachment 5 Product Specifications
Attachment 6 Acceptance
Attachment 7 PPAP Submission
Attachment 8 Product Quality Plan Summary

 3. SMARTIRE RESPONSIBILITIES

3.1 SmarTire agrees, for each Product contemplated, to:

3.1.1 Jointly establish the requirements and specifications in conjunction with Vansco required for each Product, and;

3.1.2 Provide development support for the Product as defined in Attachment 3: Statement of Work, and;

3.1.3 Provide training to Vansco for the installation, service and maintenance of the Product, for each application as mutually agreed and

3.1.4 Provide Improvements to the SmarTire Products as they become available.

4. VANSCO RESPONSIBILITIES

4.1 Vansco agrees, for each Product contemplated, to:

4.1.1 Jointly establish Product requirements and specifications in conjunction with SmarTire, and;

4.1.2 Provide the necessary development services in accordance with Attachment 3: Statement of Work to develop the Product, and

4.1.3 Provide training to SmarTire for the CAN Bus technology as defined in the Attachment 3: Statement of Work .

5. PRODUCTS COVERED BY THIS AGREEMENT

The Products covered by this agreement will be uniquely defined by a Part Number assigned to the SmarTire Product, in accordance with the following:

5.1 This agreement will apply to each Product agreed to by both companies, and;

5.2 A set of Attachments 1-5 shall be prepared for each SmarTire Product. (If appropriate, multiple SmarTire Products may be listed in Attachment 1, in which case Attachments 2-5 shall apply to the entire list of SmarTire Products in Attachment 1.)

5.3 The agreement for each SmarTire Product shall only be valid if Attachment 1 is signed by both parties.

6. TERRITORY

Vansco shall be granted the right to sell the Products worldwide subject to the following:

6.1 Each Territory (if the Territory is smaller than "worldwide") for which SmarTire agrees to grant Vansco the right to sell the Products shall be listed in Attachment 2, and;

6.2 Based on the agreement of the parties, SmarTire shall ensure that the appropriate regulatory approvals for homologation are obtained for the Products listed in Attachment 1 for any additional Territories not listed in Attachment 2.

7. DEVELOPMENT PROCESS

SmarTire and Vansco agree to the following process for the development of the Products:

7.1 Product Specification: SmarTire and Vansco shall jointly develop and sign-off a document called Requirements Specifications for each Product, which both parties agree prior to commencement of the development of that Product will:

7.1.1 Provide sufficient detail for SmarTire and Vansco to commit to a development schedule and development cost for that Product, and,

7.1.2 Both parties acknowledge that certain Specifications will only become available as the development process advances, and both parties will work in good faith to agree to a Specification that will provide adequate detail to minimize any changes to Product costs, schedule or development cost.

7.2 Upon signing of the Specification, SmarTire and Vansco shall make their reasonable commercial efforts to develop the Product in conformance to the Specifications and within the timeframes listed in Attachment 3: Statement of Work.

7.3 Each Party will furnish to the other Party its Intellectual Property as reasonably necessary to carry out the development activities under this Agreement.

7.4 Prototype Evaluation: At the completion of development of each Product and the delivery of prototypes,

7.4.1 The parties shall jointly test, field trial or evaluate the Product within 45 days, to ensure that it performs in accordance with the Specifications.

7.4.2 At the end of 45 days, or sooner, both parties shall sign the Acceptance form provided in Attachment 6 indicating their Acceptance of the design of the Product and conformance with the Specifications and completion of the Development activities.

7.5 In the event that either party determines that the Product is not in conformance with the Product Specifications:

7.5.1 That party shall notify the other of such Product deficiency in writing within 5 working days, and,

7.5.2 The Party responsible for the defect shall make its best commercial efforts to either correct, or repair the deficiency within 15 working days or time otherwise agreed to by the other party, and, new, or modified, prototypes will be re-supplied to both Parties, and,

7.5.3 The Parties shall re-test and re-valuate the Product for conformance to the Product Specifications within 45 days and sign Prototype Acceptance

7.5.4 If multiple deficiencies are found in the Product, then the process defined in this section shall continue unt il acceptance of prototypes is achieved.

7.6 In the event that the Specifications change during the development process, both parties shall review the changes, and,

7.6.1 The Parties shall discuss any changes in development cost, whether higher or lower within 30 days of such change to the Specifications, and,

7.6.2 The Parties shall agree to the impact of the costs and schedule, and,

7.6.3 Both parties shall work in good faith to come to agreement on the new cost and schedule, which shall become part of the Product Specification.

7.6.4 Unless otherwise agreed, changes to Specifications shall not modify the Development Schedule for the product concerned.

7.7 Upon completion of the initial manufacturing run of 300 Products, Vansco and SmarTire shall perform tests to verify and validate the design and manufacturing process to the equivalent of a standard used in the automotive industry called ISO/TS 16949, and repair or correct any Product deficiencies that occur as a result of the tests in the foregoing section. Upon successful approval of PPAP submission as indicated in Attachment 7 the parties shall approve Final Acceptance by signing the Product Quality Plan Summary form provided in Attachment 8 and signing Final Acceptance in Attachment 6..

8. GRANT OF RIGHTS

8.1 SmarTire hereby grants to Vansco a license in the Territory to:

8.1.1 Sell the Product(s) in the Territories to the agricultural market sector, as well as other customers that are to agreed to on a case by case basis, and;

8.1.2 Manufacture the Product for SmarTire in accordance with Section 9 of this agreement.

8.2 Vansco hereby grants to SmarTire a perpetual license to modify, resell, and reuse:

8.2.1 The CAN Bus software, including source code, and;

8.2.2 All designs, including package, printed circuit boards, test jigs and other intellectual property developed under this agreement;

Vansco agrees to sell the enclosure developed as part of this development to SmarTire for other SmarTire products at reasonable commercial prices.

9. MANUFACTURING

SmarTire agrees to provide Vansco with the first right to manufacture the Product for SmarTire subject to:

9.1 Vansco will manufacture the first 5000 systems at a price agreed to in the Supply Agreement, and;

9.2 After the first 5000 systems Vansco will remain the preferred supplier for the manufacture of the Product, unless Vansco is unable to remain competitive with other prices provided by other manufacturers. In such case, SmarTire will provide Vansco with 20 working days notice to allow Vansco to re-quote prices to SmarTire. In the event that Smartire still wishes to move the business to a new supplier, Smartire agrees:

- To provide Vansco with 90 days written notice of the intention to move the business.

-To assume the responsibility for any residual inventory that has been committed specifically for the manufacture of the products.

- To purchase the in-circuit test fixture that is specific to the testing of the product.

Vansco agrees to assist Smartire with the orderly and timely movement of the business to the new supplier.

9.3 In the event that SmarTire wishes to change its source of manufacture, SmarTire shall be responsible for all costs associated with producing the tooling required to produce the Product at the new source.

10. INTELLECTUAL PROPERTY AND SERVICES

10.1 All Intellectual Property provided by SmarTire to Vansco relating to TMS systems or any Intellectual Property relating to TMS developed under this agreement shall be the sole property of SmarTire.

10.2 All Intellectual Property provided by Vansco to SmarTire relating to Vansco Products developed under this agreement shall be the sole property of Vansco.

10.3 SmarTire shall furnish Vansco with the necessary SmarTire Intellectual Property required for the manufacture, and integration of the Products.

10.4 Vansco shall furnish SmarTire with the necessary Vansco Intellectual Property required for the manufacture and integration of the Products, and the ongoing support of the Products.

10.5 SmarTire shall provide Vansco with its standard marketing literature. In the event that Vansco desires to re-produce this literature for its customers, SmarTire shall not reasonably withhold this request, and shall co-operate with providing soft copy of such literature if requested.

11. SUPPLY OF PRODUCT

11.1 SmarTire and Vansco shall enter into a Supply Agreement prior to Final Acceptance of the Product.

12. MARKETING AND PRODUCT IMPROVEMENTS

Vansco shall provide the marketing function for the sale of Product to OEM or After-Market customers as defined in the Supply Agreement in accordance with the following:

12.1 Subsequent to Final Acceptance, if a customer requires Improvements to the Product, or in the event that SmarTire and Vansco mutually agree to provide Improvements to the product, both parties shall agree in advance of providing a final proposal to the customer, on the sharing of development costs and pricing to the customer.

12.2 In the event that Improvements are made both parties shall agree to the additional requirements, development costs and schedule.

13. FEES AND PAYMENT

13.1 The NRE costs and payment schedules are contained in Attachment 4: Fee Schedule.

13.2 The amounts due to SmarTire by virtue of this Agreement are net of all taxes levied in countries other than Canada. Any other taxes on the amounts due are to be borne by Vansco.

14. CONFIDENTIALITY

14.1 All drawings, designs, specifications and all other Intellectual Property made available or supplied by either party to the other shall be for use in connection with the manufacture, application, use and sale of the Products in accordance with this Agreement. The receiving party shall also take reasonable care to insure that the Intellectual Property in written, printed, oral or other form received from the other party shall be kept in confidence and shall not be disclosed to a third party or parties during the term hereof and during a period of three (3) years thereafter, with the exception that either party may supply Intellectual Property received from the other party to its subcontractor(s) and customers to the extent necessary for such subcontractor(s) to manufacture parts for the Products, and for such customers to use the Products, provided that the disclosing party shall have such subcontractor(s) and customers agree in writing to hold the Intellectual Property in confidence and never use the same for other purposes.

14.2 SmarTire and Vansco mutually agree, on behalf of itself and their respective employees, to keep information disclosed through the performance of this Agreement secret and confidential, not to disclose it to others and not to use it for any purpose other than the performance of this Agreement during the term hereof and during a period of three (3) years after, provided that the information is:

14.2.1 transmitted in writing, clearly marked at the time of the disclosure as being "Confidential" or "Proprietary", or

14.2.2 transmitted orally, identified at that time as being confidential and reduced to writing, marked "Confidential" or "Proprietary", and transmitted to the other party within 30 days after the oral transmission,

14.3 for the avoidance of doubt, all technical information provided by either party shall be considered confidential whether marked or not.

14.4 The obligation of the parties hereto under Paragraph 14.1 and Paragraph 14.2 of this Article shall not apply to any information which:

14.4.1 Was in the receiving party's possession at the time of receipt thereof, or;

14.4.2 Is in or comes into the public domain through no fault of the receiving party, or;

14.4.3 Is acquired by the receiving party from a third party with good legal title thereto, and free of restriction on disclosure.

15. PATENTS

15.1 SmarTire represents that the use of any Patents and Intellectual Property by Vansco will not infringe any third party's patent(s).

15.2 In the event of receipt of a warning letter and/or institution of any suit against Vansco during the term of this Agreement alleging infringement of any patent of a third party, two cases will be considered:

15.2.1 If the infringement is related to a particular embodiment chosen by Vansco for manufacturing reasons, but not absolutely necessary for the realization of the Products, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of Vansco.

15.2.2 If the infringement is related to a particular embodiment that is necessary for the realization of the Products, the steps to be taken to defend or avoid such suit, including the possibility to make suitable changes or modifications, will be the sole responsibility of SmarTire.

15.3 SmarTire shall not be liable for any claims that arise that are related to the CAN Bus technology or combinations of TMS systems with CAN Bus Technology.

16. TERM

This Agreement shall become effective on the date of this agreement for three years, automatically renewing annually, unless terminated in accordance with the provisions stated herein.

17. TERMINATION

This agreement may be terminated:

17.1 If either party shall at any time commit any breach of any covenant, warranty, or agreement herein contained, and shall fail to remedy any such breach within sixty (60) days after written notice thereof by the other party, such other party may, at its option and in addition to any other remedies that it may be entitled to, terminate this Agreement by notice in writing to such effect, or;

17.2 If either party hereto shall be dissolved, liquidated, declared bankrupt or become insolvent or has commenced proceedings relating to bankruptcy or creditor composition, either voluntarily or otherwise, or because of adverse change in its structure or its financial situation shall become unable to continue fully or effectively to perform its obligations hereunder, the other party shall have the right to terminate forthwith this Agreement by giving a written notice stating the cause of such termination, or;

17.3 If any Administrative Authority or Court having jurisdiction over either of the parties hereto shall enjoin performance of this Agreement and declare it unlawful, then this Agreement shall be terminated forthwith by right and without formalities. If one or several clauses of the present Agreement shall be declared unlawful, the parties hereto agree to meet without delay to review the consequences of such validity on the performance of this Agreement, or;

17.4 By mutual agreement

17.5 In the event that this agreement is terminated:

17.5.1 All Intellectual Property, confidential information or other confidential materials received by either party from the other party under this Agreement shall be returned to the other party within sixty (60) days following the termination date.

17.5.2 Termination of this Agreement shall not relieve or discharge either party from the liability for the payment of any sums then due under the provisions of this Agreement.

17.5.3 Articles 14 shall remain in effect for a period of two years.

18. LIABILITY EXEMPTIONS

18.1 The obligation of the parties hereto shall be subject to all laws and regulations, both present and future, of any government having jurisdiction over one of the parties hereto and to war, acts of God, acts of public enemies, strikes or other labor disturbances, fires, floods and any other causes beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, regulation or contingency.

18.2 Neither party will have liability to the other for any special, consequential or indirect damages. The parties are independent contractors and neither party has the ability to bind the other or to act as an agent for the other.

19. ASSIGNMENT

19.1 Neither this Agreement nor any of the rights granted hereunder may be assigned, in whole or in part, by Vansco or SmarTire without the written consent of the other party.

20. NOTICES

20.1 All notices and reports required under this Agreement shall be in writing, in the English language, and shall for all purposes be deemed to be fully given and received if dispatched by registered and postage pre-paid air letter to the addresses set out below or in the beginning of the Agreement, or at such other address or addresses as either party may later specify by written notice to the other.

Notices to SmarTire shall be made to:
Chief Operating Officer
Suite 150, 13151 Vanier Place
Richmond, BC, Canada, V6V 2J1

Notices to Vansco shall be made to:
VP Sales & Marketing
1305 Clarence Avenue
Winnipeg, Manitoba R3T 1T4

21. GOVERNING LAW AND ARBITRATION

The validity and construction of this Agreement and the performance of the parties hereunder shall be governed by and interpreted by the laws of British Columbia, Canada.

All disputes, controversies or differences arising between the parties hereto in connection with this Agreement or a breach thereof that cannot be solved by the mutual endeavors, shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Geneva. Such arbitration shall take place in the country of the party to whom the demand for arbitration is addressed. The award shall be final and binding upon the parties hereto.

22. SIGNING AUTHORITY

Any changes to the pricing or Product information in Attachments 1 through 6 shall be signed by:

Vansco		Smartire

Title:	Smartire Account Manager	Title:	VP Business Development

Name:	Mr. E. F. Kost	Name:	Erwin Bartz

Fax:	(204) 478-1749	Fax:	604-276-2353

23. ENTIRE AGREEMENT, LANGUAGE

23.1 The Attachments referred to in this Agreement shall be considered as integral part of this Agreement.

23.2 This Agreement contains the entire agreement between the parties hereto and supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter hereof. Any modification or amendment to this Agreement shall be valid and effective only if reduced to writing and signed by a duly authorized officer or representative of each of the parties hereto as provided in Article 21.

23.3 This Agreement shall be executed in duplicate original in the English language only, which shall govern its interpretations and construction in all respects. No translation of this Agreement into any other language, if any, shall have any legal force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officer or representative.

SmarTire		Vansco
By:	/s/ Erwin Bartz	By:	/s/ J.R. Lion
	Erwin Bartz		J.R. Lion
	Printed Name		Printed Name

	VP Business Development		VP Sales and Marketing
	Title		Title

	September 12, 2003		September 12, 2003
	Date		Date

Attachment 1: Products

Item	SmarTire Part #	Product	Product Description - General
1	200.0150	Receiver - CAN	- - - - - - - - - - - - - -

Frequency 433.920 MHz ASK
Temp Range -40 to +85 C
Suitable for 12 and 24 V systems
Sensitivity -113.5 dBm
Internal Antenna
External antenna connector
Shielded RF section
IP66 rated enclosure
Latching OEM
CAN / SAE J1939 Output
Can also drive LED or Incandescent Lamp
Design protect for FSK and alternate frequencies
Approximate Package size 2.5" x 4" x 1.5"
Meets applicable SAE J1455 specifications

SmarTire		Vansco
By:	/s/ Erwin Bartz	By:	/s/ Edward Kost
	Erwin Bartz		Edward Kost
	Printed Name		Printed Name

	VP Business Development		Account Manager
	Title		Title

	September 12, 2003		September 19, 2003
	Date		Date

Attachment 2: Territory

Territories:	United States, Canada, China, United Kingdom, France, Germany, Spain, Italy, Italy, Switzerland, Sweden, Norway, Finland, South Africa, Australia
SmarTire		Vansco
By:	/s/ Erwin Bartz	By:	/s/ Edward Kost
	Erwin Bartz		Edward Kost
	Printed Name		Printed Name

	VP Business Development		Account Manager
	Title		Title

	September 12, 2003		September 19, 2003
	Date		Date

Attachment 3: Statement of Work

ITEM	JOB	SmarTire	Vansco	Note
CAN	CAN Training by Vansco (upper limit 2 days onsite at Vansco) - General CAN training	S	R
Receiver	H/W	S	R
Module	- RF Receiver Circuit Design	R	S
	- Antenna Design	R	S
	- Processor Selection and Circuit Design	S	R
	- CAN Bus Driver Interface Design	S	R
	- I/O Circuit Design	S	R
	- PCB Layout design	S	R
	- Weatherproof Connector Selection	S	R
	- Mechanical Case Design & Molds	S	R
	S/W	S	R
	- Data reception algorithms	S	R
	- Algorithms for warning levels	S	R
	- Algorithms for Pressure/Temperature Correlation	S	R
	- CAN Message Processing/Broadcasting	S	R
	- Support software for programming unit	S	R
	- I/O Control Logic	S	R
	Test & Valuation	S	R
	- In Circuit Test Fixture	S	R
	- RF Functional Tester	R	S
	- Development of DV/PV test plan	S	R
	- DV Testing	S	R
	- PV Testing	S	R

R indicates Primary responsibility
S indicates Support responsibility

1)	Sign-off Specifications for the Products	Oct 15, 2003
2)	Delivery of 5 prototypes by Vansco	Jan. 1, 2004
3)	Propotype Acceptance?	Jan 30, 2004
4)	Delivery of 100 PV samples to SmarTire	Mar 10, 2004
5)	Final Acceptance	May 15, 2004

SmarTire		Vansco
By:	/s/ Erwin Bartz	By:	/s/ Edward Kost

	Erwin Bartz		Edward Kost
	Printed Name		Printed Name

	VP Business Development		Account Manager
	Title		Title

	September 12, 2003		September 19, 2003
	Date		Date

Attachment 4: Fee Schedule

The following fees shall apply to Products 1 listed in Attachment 1.

1.	Development/Tooling fees on Program start	$ 29,300
2.	Development/Tooling fees on Prototype Acceptance	$ 14,650
3.	Development/Tooling fees on Final Acceptance	$14,650
4.	Prototype costs	$300 per unit
5.	PV tested samples	$175 per unit

Notes:

1. Specialized RF performance test equipment to be funded and owned by SmarTire

2. All costs are in $Can

3. PST and GST are extra

Attachment 5: Product Specifications

 The product specifications are to be developed and agreed to jointly. They are to be referenced in this attachment when complete.

SmarTire		Vansco
By:		By:

	Printed Name		Printed Name

	Title		Title

	Date		Date

 Attachment 6: Acceptance

Prototype Acceptance

 Criteria used will be the verification of the functional components of the Product specifications in Attachment 5.

SmarTire		Vansco
By:		By:

	Printed Name		Printed Name

	Title		Title

	Date		Date

Final Acceptance

Criteria used will be the successful submission of Production Part Approval Process documentation defined in Attachment 7 and approval of the Product Quality Plan Summary defined in Attachment 8.

SmarTire		Vansco
By:		By:

	Printed Name		Printed Name

	Title		Title

	Date		Date

ATTACHMENT 7: PPAP SUBMISSION
Retention/Submission Requirements Table L4.1 (Normative - See I.2.2 Note 2)

Requirement		Level 1	Level 2	Level 3	Level 4	Level 5
1.	Design Records of Saleable Product	R	S	S	*	R
	- for proprietary components/details	R	R	R	*	R
	- for all other components/details	R	S	S	*	R
2.	Engineering Change Documents, if any	R	S	S	*	R
3.	Customer Engineering approval, if required	R	R	S	*	R
4.	Design FMEA (See I.2.2.4)	R	R	S	*	R
5.	Process Flow Diagrams	R	R	S	*	R
6.	Process FMEA	R	R	S	*	R
7.	Dimensional Results	R	S	S	*	R
8.	Material, Performance Test Results	R	S	S	*	R
9.	Initial Process Study	R	R	S	*	R
10.	Measurement System Analysis Studies	R	R	S	*	R
11.	Qualified Laboratory Documentation	R	S	S	*	R
12.	Control Plan	R	R	S	*	R
13.	Part Submission Warrant (PSW)	S	S	S	S	R
14.	Appearance Approval Report, (AAR) if applicable	S	S	S	*	R
15.	Bulk Material Requirements Checklist (for bulk material PPAP only)	R	R	R	*	R
16.	Sample Product	R	S	S	*	R
17.	Master Sample (See I.2.2.17)	R	R	R	*	R
18.	Checking Aids	R	R	R	*	R
19.	Records of Compliance With Customer-Specific Requirements	R	R	S	*	R
	S =	The supplier shall submit to designated customer product approval activity and retain a copy of records or documentation items at appropriate locations, including manufacturing.
	R =	The supplier shall retain at appropriate locations, including manufacturing, and make readily available to the customer representative upon request.
	* =	The supplier shall retain at appropriate locations, and submit to customer upon request.

ATTACHMENT 8: PRODUCT QUALITY PLAN SUMMARY

Date: _____________

Customer:	Product Name:

Part Number:	Manufacturing Plant:

Preliminary Process Capability		Quantity
	Required	Acceptable	Pending*
Ppk Special Characteristics

Control Plan Approval (if required)	Approved: Yes / No*		Date:

Initial Production Samples
Characteristic Category		Quantity
	Samples	Characteristics	Acceptable	Pending*
Dimensional
Visual
Laboratory
Performance

Gage and Test Equipment
Measurement System Analysis		Quantity
	Required	Acceptable	Pending*
Special Characteristic

Process Monitoring
Quantity
	Required	Acceptable	Pending*
Process Monitoring Instructions
Process Sheets
Visual Aids

Packaging/Shipping		Quantity
	Required	Acceptable	Pending*
Packaging
Shipping

Sign Off

SmarTire		Vansco

Sales & Marketing	Date	Sales & Marketing		Date

Engineering	Date	Engineering		Date

Quality Assurance	Date	Quality Assurance		Date

*Action plan to track progress required